EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone	2 N. Cascade Ave., 2nd Floor Colorado Springs, CO 80903

Michael R. D’Appolonia
Appointed To
Westmoreland Board of Directors

Colorado Springs, Colorado – July 23, 2008 — Westmoreland Coal Company (AMEX:WLB) announced today it has increased the size of the Company’s Board of Directors from five to six and appointed Michael R. D’Appolonia to its Board by unanimous consent effective today.

Mr. D’Appolonia is currently Director, President and Chief Executive Officer of Kinetics Systems, Inc., an international specialty mechanical contracting company with over 2,000 employees and annual worldwide revenues of approximately $400 million. He also serves on the Board of Exide Technologies, Inc. (NASDAQ listed), a global leader in stored electrical-energy solutions and is Chairman of the compensation committee, a member of the finance committee and has previously served on the audit committee. He previously served on the board of Washington Group International, Inc. (NYSE listed) where he was a member of the compensation and the nominating and corporate governance committees. Mr. D’Appolonia earned a Bachelor of Arts degree in Economics from The Pennsylvania State University.

Keith E. Alessi, Westmoreland’s Executive Chairman commented, “I am very pleased to have a person of such broad-based executive and board experience join our Board and believe that Mike’s knowledge will be of great value to our Board as it guides our Company forward.”

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

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Contact: Diane Jones   (719) 442-2600